UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report: December 13, 2010

Date of earliest event reported: December 10, 2010

CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34525	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into A Material Definitive Agreement.

On December 10, 2010, CAMAC Energy Inc. (the “Company”) entered into a Purchase and Continuation Agreement (the “Agreement”) with CAMAC Petroleum Limited (“CPL”), CAMAC Energy Holdings Limited (“CEHL”), CAMAC International (Nigeria) Limited (“CINL”), and Allied Energy Plc (formerly known as Allied Energy Resources Nigeria Limited) (“Allied,” and together with CEHL and CINL, “CAMAC”). Pursuant to the Agreement, the Company and CPL agreed to acquire CAMAC’s full remaining interest (the “Transaction”) in a Production Sharing Contract (the “PSC”) which relates to those certain Oil Mining Leases 120 and 121 granted to Allied by the Federal Republic of Nigeria with respect to oil and gas assets offshore of Nigeria (the “Non-Oyo Contract Rights”). The Company previously acquired all of CAMAC’s interest with respect to that certain oilfield asset known as the Oyo Field (the “Oyo Contract Rights”) under the PSC in a transaction that closed in April 2010, and upon consummation of the acquisition of the Non-Oyo Contract Rights as contemplated under the Agreement, the Company will have acquired CAMAC’s full interest in the PSC. The Agreement supersedes that certain Heads of Agreement entered into by the parties on October 11, 2010, as disclosed in, and filed as Exhibit 10.1 to, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2010.

In exchange for the Non-Oyo Contract Rights, the Company has agreed to an option-based consideration structure and agreed to pay $5.0 million in cash to Allied within 15 days of the closing of the Transaction. The Company would then have the option to elect to retain the Non-Oyo Contract Rights upon payment of additional consideration to Allied as follows:

(i)	Upon commencement of drilling of the first well outside of the Oyo Field under the PSC, the Company would be required to pay Allied $5.0 million to retain the Non-Oyo Contract Rights. Such amount would be payable in cash, or at Allied’s option, in shares of the Company’s Common Stock.

(ii)	Upon discovery of hydrocarbons outside of the Oyo Field under the PSC in sufficient quantities to warrant the commercial development thereof, the Company would be required to pay Allied $5.0 million to retain the Non-Oyo Contract Rights. Such amount would also be payable in cash or, at Allied’s option, in shares of the Company’s Common Stock.

(iii)	Upon the approval by the Management Committee (as defined in the PSC) of a Field Development Plan with respect to the development of non-Oyo Field areas under the PSC, the Company would be required to pay Allied $20.0 million to retain the Non-Oyo Contract Rights. Such amount would also be payable in cash or, at Allied’s option, in shares of the Company’s Common Stock.

(iv)	Upon commencement of commercial hydrocarbon production outside of the Oyo Field under the PSC, the Company would be required to pay Allied $25.0 million to retain the Non-Oyo Contract Rights. Such amount would be payable in cash through payment of up to 50% of the net cash flows that the Company received from non-Oyo Field production under the PSC or, at Allied’s option, in shares of the Company’s Common Stock.

If any of the above milestones are reached and the Company elects not to retain the Non-Oyo Contract Rights at that time, then all the Non-Oyo Contract Rights will automatically revert back to CAMAC without any compensation due to the Company and with Allied retaining all consideration paid by the Company to date.

The Agreement contains the following conditions to the closing of the Transaction: (i) CPL, CINL, Allied, and Nigerian AGIP Exploration Limited (“NAE”) must enter into a Novation Agreement in a form satisfactory to the Company and CEHL and that contains a waiver by NAE of the enforcement of Section 8.1(e) of the PSC (preventing Allied from transferring its interest under the PSC to a third party) and that notwithstanding anything to the contrary contained in the PSC, the profit sharing allocation set forth in the PSC shall be maintained after the consummation of the Transaction; (ii) the Company, and CAMAC must enter into a registration rights agreement with respect to any shares issued by the Company to Allied at its election as consideration upon the occurrence of any of the above-described milestone events, in a form satisfactory to the Company and CAMAC; and (iii) the Oyo Field Agreement, dated April 7, 2010, by and among the Company, CEHL and Allied, must be amended in order to remove certain indemnities with respect to Non-Oyo Operating Costs (as defined therein). In addition, CAMAC must deliver certain data and equipment to the Company in as-is condition.

The Agreement also contains other customary terms, including, but not limited to, customary representations and warranties, conditions to closing, covenants, indemnification and limitation of liability provisions.

Unless waived by the parties to the Agreement, the Transaction may be terminated and/or abandoned at any time not later than the closing (i) by mutual written consent of the parties, (ii) by any of the parties if the closing has not occurred by the later of January 31, 2011, or such other date as agreed upon by the parties, or (iii) by CAMAC or the Company in the event of uncured breach by the other of any representation, warranty, covenant or agreement contained in the Agreement which has prevented the satisfaction of the conditions to the obligations of such party at the closing. If the Agreement is properly terminated in the event of breach, the terminating party will be entitled to liquidated damages of $500,000 as its sole remedy. If the breaching party fails to pay such liquidated damages, it must reimburse the other party for all expenses incurred in connection with collection and enforcement of its right to such liquidated damages.

The foregoing summary of the material terms and conditions of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 1.01.

Related Party Transactions

Dr. Kase Lawal, the Company’s Non-Executive Chairman and member of the Board of Directors, is a director of each of CEHL, CINL, and Allied. Dr. Lawal also owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL, and CINL and Allied are each wholly-owned subsidiaries of CEHL. As a result, Dr. Lawal may be deemed to have an indirect material interest in the transaction contemplated by the Agreement.

The Company, or its officers, directors and stockholders, and CAMAC are parties to the transactions or have the other relationships described in those certain Current Reports on Form 8-K filed by the Company with the SEC on November 23, 2009, March 8, 2010, April 13, 2010, April 21, 2010, May 20, 2010, July 29, 2010, September 8, 2010, and October 12, 2010, Definitive Proxy Statements on Schedule 14A filed with the SEC on March 19, 2010 and June 16, 2010, Annual Report on Form 10-K/A filed with the SEC on April 30, 2010, and Quarterly Reports on Form 10-Q filed with the SEC on May 14, 2010, August 9, 2010, and November 9, 2010.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated in this Item 2.03 by reference.

Item 3.02.

Unregistered Sales of Equity Securities.

As described in Item 1.01 of this Current Report on Form 8-K, pursuant to the Agreement, the Company has agreed to issue Shares to Allied valued at up to $55 million if, upon achievement of certain milestones as described in the Agreement, the Company elects to retain the Non-Oyo Contract Rights and Allied elects to be paid consideration for the Non-Oyo Contract Rights in shares of the Company’s Common Stock. The shares of the Company’s Common Stock will be issued by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Securities Act”) for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. This exemption will be based on certain representations, warrants, agreements, and covenants of Allied contained in the Agreement.

The information pertaining to the Company’s common stock in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02.

Item 7.01.

Regulation FD Disclosure.

On December 13, 2010, the Company issued a press release announcing the entry into the Agreement and certain related matters. A copy of the Company’s press release, dated December 13, 2010, announcing the entry into the Agreement and certain related matters is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Section 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing. The information set forth in, or in any exhibit to, this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit	Description
10.1	Purchase and Continuation Agreement, dated December 10, 2010, by and among CAMAC Energy Inc., CAMAC Petroleum Limited, CAMAC Energy Holdings Limited, Allied Energy Plc, and CAMAC International (Nigeria) Limited.
99.1	Press Release, dated December 13, 2010.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2010

CAMAC Energy Inc.

By: /s/ Byron A. Dunn
       Byron A. Dunn
       Chief Executive Officer

EXHIBITS

Exhibit	Description
10.1	Purchase and Continuation Agreement, dated December 10, 2010, by and among CAMAC Energy Inc., CAMAC Petroleum Limited, CAMAC Energy Holdings Limited, Allied Energy Plc, and CAMAC International (Nigeria) Limited.
99.1	Press Release, dated December 13, 2010.